Exhibit 9(d)

                       FUND ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT made August 1, 1989 between Scudder Variable Life Investment Fund, a registered investment company with its principal place of business in Boston, Massachusetts (hereinafter called the "Fund"), and Scudder Fund Distributors, Inc., with its principal place of business in Boston, Massachusetts (hereinafter call "SFD").

WHEREAS, pursuant to an underwriting agreement dated July 12, 1985, SFD is the principal underwriter for the Fund;

WHEREAS, the Fund has need for certain accounting and pricing services which SFD is willing and able to provide in conjunction with the services as underwriter as aforesaid;

NOW THEREFORE in consideration of the mutual promises herein made, the Fund and SFD agree as follows:

Section 1. Duties of SFD - General

      SFD is authorized to act under the terms of this Agreement as the Fund's agent, and as such SFD will:

      a. Maintain and preserve accounts, books, records and other documents as are required of the Fund under Section 31 of the Investment Company Act of 1940 and Rules 31a-1 and 31a-2 thereunder;

      b. Record the current day's trading activity and such other proper bookkeeping entries as are necessary for determining that day's net asset value;

      c. Render statements or copies of records as from time to time are reasonably requested by the Fund;

      d. Facilitate audits of accounts by the Fund's auditors or by any other auditors employed or engaged by the Fund or by any regulatory body with jurisdiction over the Fund;

      e. Compute the Fund's net asset value per share on each day the New York Stock Exchange is open for trading and, if applicable, its public offering price and/or its rates and yields, and notify the Fund and such other persons as the Fund may reasonably request of the net asset value per share, the public offering price and/or the yield.

      SFD acknowledges that additional series of the Fund may be established and that such series, including the existing series, may be terminated from time to time by action of the Board of Trustees of the Fund. If the context requires and unless otherwise specifically provided herein, the term "Fund" as used in this Agreement shall mean, in addition to the existing series, each subsequently created separate series, as the Board of Trustees of the Fund shall designate at its discretion and as to which such Board shall have appointed SFD as the fund accounting services agent and as to which SFD shall have accepted such appointment.

Section 2. Valuation of Securities

      Securities will be valued in accordance with the specific provisions of the Fund's Registration Statement on Form N-1A, as amended from time to time (the "Fund's Registration Statement, such term also to include, if applicable, each separate series' registration statement"). In general, consistent with the Fund's prospectus, securities listed on an exchange will be valued on the basis of the last sale prior to the time the valuation is made. Quotations will be taken from the exchange where the security is primarily traded. Over-the-counter securities for which market quotations are readily available will be valued at the mean between the current bid and asked prices. Securities for which market quotations are not readily available will be valued at fair market value as determined by the Fund. SFD may use one or more external pricing services providing that the Fund is notified in advance of such use.
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Section 3. Computation of Net Asset Value, Public Offering Price, Rates and
Yields

      SFD will compute the Fund's net asset value in a manner consistent with the specific provisions of the Fund's Registration Statement. In general, such computation will be made by dividing the value of the Fund's portfolio securities, cash and any other assets, less its liabilities, by the number of shares of the Fund outstanding. Such computation will be made as of the close of business on the New York Stock Exchange each day, Monday through Friday, exclusive of national business holidays and other days on which the New York Stock Exchange is not open for business. If applicable, SFD will also compute the public offering price by dividing the net asset value per share by the appropriate factor as provided by the Fund.

      SFD will compute the daily rates and yields, if applicable, in accordance with the methodology set forth in the Fund's Prospectus and Statement of Additional Information.

Section 4. SFD's Reliance on Instructions and Advice

      In maintaining the Fund's books of account and making the necessary computations SFD shall be entitled to receive, and may rely upon, information furnished it by any authorized officer of the Fund or other person certified to SFD as being authorized by the Trustees relating to:

      a. The manner and amount of accrual of expenses other than management fees to be recorded on the books of the Fund;

      b. The source of quotations to be used for such securities as may not be available through SFD's normal pricing services;

      c. The value to be assigned to any asset for which no price quotations are readily available;

      d. If applicable, the manner of computation of the public offering price and such other computations as may be necessary;

      e.    Notification of transactions in portfolio securities.

      SFD shall be entitled to rely upon any certificate, letter or other instrument or telephone call reasonably believed by SFD to be genuine and to have been properly made or signed by an officer or other authorized agent of the Fund, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Fund or any other person authorized by the Fund's Board of Trustees.

      SFD shall be entitled to receive and act upon advice of Counsel (which may be Counsel for the Fund) at the expense of the fund and shall be without liability for any action taken or thing done in good faith in reliance upon such advice.

      The Fund agrees to furnish SFD with a copy of the Fund's Registration Statement as in effect from time to time. SFD may conclusively rely on the most recently delivered Fund's Registration Statement (including relevant amendments) for all purposes under this Agreement and shall not be liable to the Fund in acting in reliance thereon.

Section 5. Indemnification

      The Fund agrees to indemnify and hold harmless SFD and its employees, agents and nominee from all taxes, charges, expenses, assessments, claims and liabilities (including attorney's fees) incurred or assessed against them in connection with the performance of this Agreement, except such as may arise from their own negligent action, negligent failure to act or willful misconduct. The foregoing notwithstanding, SFD will in no event be liable for any loss resulting from the acts, omissions, lack of financial responsibility, or failure to perform the obligations of any person or organization designated by the Fund to be the authorized agent of the Fund as a party to any transactions.


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

      SFD's responsibility for damage or loss arising from military power, war, insurrection, or nuclear fission, fusion or radioactivity shall be limited to the use of SFD's best efforts to recover the Fund's records determined to be lost, missing or destroyed.

Section 6. Compensation and SFD Expenses

      SFD shall be paid as compensation for its services pursuant to this Agreement such compensation as may from time to time be agreed upon in writing between the two parties. SFD shall be entitled to recover its telephone, delivery and all other out-of-pocket expenses as incurred, including, without limitation, reasonable attorney's fees.

Section 7. Termination

      Either SFD or the Fund may terminate this Agreement by giving 90 days' written notice in advance to the other. Any termination date is to be no earlier than four months from the effective date hereof. Upon termination SFD will turn over to the Fund and cease to retain in SFD files, records of the calculations of net asset value and all other records pertaining to its services hereunder, provided, however, SFD in its discretion may make and retain copies of any and all such records and documents which it determines appropriate or for its protection.

Section 8. Miscellaneous

      This Agreement may not be assigned by the SFD without the consent of the Fund as authorized or approved by resolution of its Board of Trustees.

      In connection with the operation of this Agreement, the Fund and SFD may agree from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as in their joint opinions may be consistent with the general tenor provisions. Any such interpretive or additional provisions are to be signed by both parties and annexed hereto, but no such provision shall be deemed to be an amendment of this Agreement.

      Nothing in this Agreement shall give or be construed to give any shareholder of the Fund any rights against SFD.

      This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

Executed in several counterparts, each of which is an original.


                                    SCUDDER VARIABLE LIFE INVESTMENT FUND


                                    By: /s/ Daniel Pierce
                                        ------------------------------
                                        Vice President

                                    SCUDDER FUND DISTRIBUTORS, INC.


                                    By: /s/ David S. Lee
                                        ------------------------------
                                        President


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